Exhibit 99.1

Earnings Release

Paysign, Inc. Reports First Quarter 2023 Financial Results

•	First quarter total revenues of $10.1 million, up 23% from first quarter 2022

•	First quarter net loss of ($0.2) million, or diluted loss per share of ($0.00)

•	First quarter Adjusted EBITDA of $0.7 million, down 22% from $0.9 million a year ago, while diluted Adjusted EBITDA per share was $0.01 versus $0.02 for the first quarter 2022 (Adjusted EBITDA and Adjusted EBITDA per share are non-GAAP metrics used by management to gauge the operating performance of the business – see reconciliation of net loss to Adjusted EBITDA at the end of the press release)

•	Added 10 plasma donation centers during the first quarter, exiting the quarter with 439 centers

•	Launched seven new patient affordability programs during the first quarter, exiting the quarter with 26 active programs

•	First quarter gross dollar load volume up 17.1% versus the year-ago period

•	First quarter gross spend volume was up 31.2% versus the year-ago period

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HENDERSON, Nev. – May 10, 2023 – (ACCESSWIRE) – Paysign, Inc. (NASDAQ: PAYS), a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing, today announced financial results for the first quarter 2023.

"We are pleased to report a solid Q1 2023 with revenue growth of 23% compared to last year, reflecting our continued expansion in the plasma and patient affordability verticals," said Mark Newcomer, CEO. "Our commitment to innovation and superior service in our patient affordability business has led to new program acquisitions, increased claim volumes and the ability to outperform larger competitors, positioning us for sustained growth in the industry. The investments we have made over the past three years in this channel should lead to positive returns for the company and our shareholders."

Quarterly Results

The following additional details are provided to aid in understanding Paysign’s first quarter 2023 results versus the year-ago period:

•	Revenues increased by $1.9 million, or 23%, versus the year-ago period. The impact of the following factors drove the change:

o	Plasma revenue increased by $2.0 million, or 27%, primarily due to an increase in plasma locations, plasma donations and dollars loaded to cards as individuals looked for opportunities to supplement their income and Mexican nationals were once again allowed to cross the border to donate plasma in September 2022.
o	Pharma revenue decreased by $217 thousand, or down 27%, primarily due to pharma prepaid contracts ending in mid-November 2022, offset by the growth and launch of new pharma copay programs. Pharma copay revenue increased $328 thousand, or 126%, to $590 thousand.
o	Other revenue increased by $174 thousand, or 883%, primarily due to the launch of a new payroll program in the second half of 2022.

•	Cost of revenues increased by $1.9 million, or 58%. Cost of revenues is comprised of transaction processing fees, data connectivity, data center expenses, network fees, bank fees, card production costs, postage costs, customer service, program management, application integration setup and sales and commission expense. The increase in cost of revenues was primarily related to increased third-party transaction processing costs, card production costs and customer service costs directly related to increased plasma donations, funds loaded onto cards and internal and external inflationary pressures. There were also increased network costs associated with the growth in our new pharma copay programs and the addition of a new payment network.
•	Gross profit increased by $49 thousand, or 1%, primarily due to increased plasma and pharma copay revenue, offset by a decline in pharma prepaid revenue. Our gross profit margin decreased to 49.8% versus 60.8% for the same period in the prior year primarily due to the decline in our pharma prepaid business, increased third-party transaction processing costs, increased customer service costs and increased network costs.
•	Selling, general and administrative expenses increased by $305 thousand, or 7%, compared to the same period in the prior year and consisted primarily of increases in (i) compensation and benefits due to continued hiring to support the company’s growth, a tight labor market and increased personnel insurance costs, (ii) technologies and telecom, (iii) stock-based compensation and (iv) travel and entertainment. This was offset by increased capitalized software development costs and a decrease in other operating expenses, business insurance and professional fees. We exited the quarter with 112 employees versus 80 employees during the same period last year.
•	Depreciation and amortization increased by $166 thousand, or 24%, due to the continued capitalization of new software and equipment and enhancements to our platform.
•	Other income increased by $570 thousand primarily related to an increase in interest income resulting from higher cash balances and rising interest rates.
•	We recorded an income tax provision of $2 thousand due to the full valuation on our deferred tax asset in both the current and prior period and the tax benefit related to our stock-based compensation and pretax loss in the prior year periods. The effective tax rate was (1.0%) versus (0.6%) during the same period last year.
•	Net loss of $160 thousand, or ($0.00) per diluted share, improved by $149 thousand compared to net loss of $309 thousand, or ($0.01) per diluted share, during the same period last year. The overall change in net income relates to the factors mentioned above.
•	“EBITDA,” defined as earnings before interest, taxes, depreciation and amortization expense, which is a non-GAAP metric, decreased by $255 thousand, or down 71%, to $102 thousand due to the factors mentioned above.
•	“Adjusted EBITDA,” which reflects the adjustment to EBITDA to exclude stock-based compensation charges, and which is a non-GAAP metric used by management to gauge the operating performance of the business, decreased by $206 thousand, or down 22%, to $0.7 million, or $0.01 per diluted share, due to the factors mentioned above.

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Q1 2023 Milestones

•	Exited the quarter with approximately 5.6 million cardholders and 572 card programs.
•	Year-over-year revenue increased 23%.
•	Added 10 new plasma donation centers, ending the quarter with 439 centers. Average revenue per center per month was $7,066 versus $6,672 for the same period a year ago.
•	Launched seven new pharma copay programs, ending the quarter with 26 active programs.
•	Restricted cash balances increased 5% from December 31, 2022 to $84.4 million, primarily due to increased funds on cards and growth in customer programs.

Balance Sheet at March 31, 2023

Unrestricted cash decreased $3.3 million to $6.4 million from December 31, 2022, due primarily to our net loss and increases in accounts receivable of $4.6 million, capitalized software development of $1.0 million, prepaid expenses of $0.5 million and the repurchase of 200,000 shares of our common stock for $0.7 million. This was primarily offset by increases of $2.1 million in accounts payable. The large increases in accounts receivable and accounts payable are primarily due to the growth of existing pharma copay programs and the launch of new pharma copay programs whereby Paysign invoices its customers for reimbursement to pharmacy networks, pharmacies or individuals for their out-of-pocket costs and remits those funds to cover the accounts payable liability. Restricted cash of $84.4 million are funds used for customer card funding with a corresponding offset under current liabilities. The restricted cash increase of $4.2 million in 2023 from December 31, 2022, was predominately related to increases in funds on cards, increased plasma deposits and new plasma and pharma programs, offset by declines from pharma customers whose contracts terminated during the prior year. Our adjusted current ratio, which excludes restricted cash balances from assets and liabilities, declined to 1.7x from 2.1x at December 31, 2022.

2023 Outlook

“The first quarter has historically been our weakest financial quarter due to slower plasma donations during tax season as individuals receive their refund checks from the Federal government. The first quarter is also when we experience our greatest usage of cash as we incur a lot of prepaid expenses. Additionally, this quarter we were able to repurchase 200,000 shares of our common stock at an average price of $3.33. Based on our expectations for the remainder of the year, which remain unchanged from the guidance we gave in March, we expect our financial results and unrestricted cash balances to improve sequentially each quarter,” said Jeff Baker, Paysign CFO.

“For the second quarter of 2023, we expect total revenue to increase 15% to 20% and Adjusted EBITDA to increase 5% to 10% from the second quarter of 2022,” Baker concluded.

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COVID-19 Update

The coronavirus (“COVID-19”) pandemic, which started in late 2019 and reached the United States in early 2020, continues to impact the economy of the United States and the rest of the world. While the direct disruption appears to have abated due to the availability of vaccines and other factors, the ultimate duration and severity of the pandemic remain uncertain, particularly given the development of new variants that continue to spread, and the economic repercussions are still manifesting themselves. The COVID-19 outbreak caused plasma center closures, and the stimulus packages signed into law during 2020 and 2021 reduced the incentive for individuals to donate plasma for supplementary income. Additionally, labor shortages at plasma donation centers and restrictions preventing Mexican nationals with tourist visas from being compensated for donating plasma, have further impacted donations. Those developments have had an adverse impact on the company’s historical results of operations. On September 16, 2022, the United States District Court issued a preliminary injunction preventing the United States Customs and Border Protection from continuing to enforce its ban on plasma donations by Mexican nationals. Since then, we have seen an increase in donation activity from Mexican nationals in our plasma donation centers along the U.S.-Mexico border. Additionally, inflationary pressures for food, gasoline, rent and other products and services appear to be driving individuals back into the plasma donation centers based upon the increase we experienced in the number of loads per average donation center in the second half of 2022 as compared to all preceding quarters in 2022 and 2021. While we remain cautiously optimistic and have seen improvements in donation activity and our operating results on an aggregated basis, we cannot foresee what potential issues may impact our operating results as new COVID-19 variants continue to evolve. That being said, President Biden recently announced that the COVID-19 national emergency and public health emergency declarations will end on May 11, 2023, as most of the world has returned closer to normalcy. Given the remaining uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants, management cannot at this time estimate with reasonable accuracy COVID-19’s further impact on the company’s results of operations, cash flows or financial condition.

First Quarter 2023 Financial Results Conference Call Details

The company will hold a conference call at 5:00 p.m. Eastern time today to discuss its first quarter 2023 financial results. The conference call may include forward-looking statements. The dial-in information for this call is 877.407.2988 (within the U.S.) and 201.389.0923 (outside the U.S.). A call replay will be available until August 10, 2023, and can be accessed by dialing 877.660.6853 (within the U.S.) and 201.612.7415 (outside the U.S.), using passcode 13738047.

Forward-Looking Statements

Certain statements in this press release may be considered forward-looking under federal securities laws, and the company intends that such forward-looking statements be subject to the safe harbor created thereby. All statements, besides statements of fact included in this release are forward-looking. Such forward-looking statements include, among others, our belief that our commitment to innovation and superior service in our patient affordability business has led to new program acquisitions, increased claim volumes, and the ability to outperform larger competitors, positioning us for sustained growth in the industry; our belief that the investments we have made over the past three years in this channel should lead to positive returns for the company and our shareholders; based on our expectations for the remainder of the year, which remain unchanged from the guidance we gave in March, our expectation for our financial results and unrestricted cash balances to improve sequentially each quarter; our expectation for total revenue and Adjusted EBITDA for the second quarter of 2023; our belief that while we remain cautiously optimistic and have seen improvements in donation activity and our operating results on an aggregated basis, we cannot foresee what potential issues may impact our operating results as new COVID-19 variants continue to evolve; and given the remaining uncertainty around the extent and timing of the potential future spread or mitigation of COVID-19 and variants, our inability to estimate with reasonable accuracy COVID-19’s further impact on the company’s results of operations, cash flows or financial condition. We caution that these statements are qualified by important risks, uncertainties and other factors that could cause actual results to differ materially from those reflected by such forward-looking statements. Such factors include, among others, the inability to continue our current growth rate in future periods; that a downturn in the economy, including as a result of COVID-19 and variants, as well as further government stimulus measures, could reduce our customer base and demand for our products and services, which could have an adverse effect on our business, financial condition, profitability and cash flows; operating in a highly regulated environment; failure by us or business partners to comply with applicable laws and regulations; changes in the laws, regulations, credit card association rules or other industry standards affecting our business; that a data security breach could expose us to liability and protracted and costly litigation; and other risk factors set forth in our Form 10-K for the year ended December 31, 2022. Except to the extent required by federal securities laws, the company undertakes no obligation to publicly update or revise any statements in this release, whether as a result of new information, future events or otherwise.

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About Paysign, Inc.

Paysign, Inc. (NASDAQ: PAYS) is a leading provider of prepaid card programs, comprehensive patient affordability offerings, digital banking services and integrated payment processing designed for businesses, consumers and government institutions. Incorporated in 1995 and headquartered in southern Nevada, the company creates customized, innovative payment solutions for clients across all industries, including pharmaceutical, healthcare, hospitality and retail. By using Paysign solutions, clients enjoy lower administrative costs, streamlined operations, increased revenues, accelerated product adoption and improved customer, employee and partner loyalty.

Built on the foundation of a robust and reliable payments platform, Paysign’s end-to-end technologies securely enable a wide range of services, including transaction processing, cardholder enrollment, value loading, cardholder account management, reporting and customer care. The modern cross-platform architecture is highly flexible, scalable and customizable, which delivers cost benefits and revenue-building opportunities to clients and partners.

As a full-service program manager, Paysign manages all aspects of the prepaid card lifecycle, from card design and bank approvals, production, packaging, distribution and personalization, to inventory and security controls, renewals, lost and stolen cards and card replacement. The company’s in-house, bilingual customer care is available 24/7/365 through live agents, interactive voice response (IVR) and two-way SMS alerts.

For more than 20 years, major pharmaceutical and healthcare companies and multinational enterprises have relied on Paysign to provide full-service programs tailored to their unique requirements. The company has designed and launched prepaid card programs for corporate rewards, prepaid gift cards, employee incentives, consumer rebates, donor compensation, clinical trials, healthcare reimbursement payments and copay assistance.

Paysign’s expanded product offerings include additional corporate incentive products and demand deposit accounts accessible with a debit card. The product roadmap includes expanded offerings into new prepaid card categories, including general purpose reloadable (GPR), payroll, and travel and expense reimbursement. For more information, visit paysign.com.

Contacts:

Paysign Investor Relations: 888.522.4810 ir@paysign.com	Paysign Media Relations: Alicia Ches 702.749.7257 pr@paysign.com

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Paysign, Inc.

Condensed Consolidated Statements of Operations (Unaudited)

	Three Months Ended March 31,
	2023	2022
Revenues
Plasma industry	$9,360,067	$7,394,364
Pharma industry	589,562	806,568
Other	193,661	19,707
Total revenues	10,143,290	8,220,639

Cost of revenues	5,095,621	3,222,390

Gross profit	5,047,669	4,998,249

Operating expenses
Selling, general and administrative	4,945,450	4,640,912
Depreciation and amortization	845,016	679,171
Total operating expenses	5,790,466	5,320,083

Loss from operations	(742,797)	(321,834)

Other income
Interest income, net	584,197	14,336

Loss before income tax provision	(158,600)	(307,498)
Income tax provision	1,530	1,897

Net loss	$(160,130)	$(309,395)

Net loss per share
Basic	$(0.00)	$(0.01)
Diluted	$(0.00)	$(0.01)

Weighted average common shares
Basic	52,403,454	51,818,676
Diluted	52,403,454	51,818,676

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Paysign, Inc.

Condensed Consolidated Balance Sheets

	March 31, 2023 (Unaudited)	December 31, 2022 (Audited)
ASSETS
Current assets
Cash	$6,399,860	$9,708,238
Restricted cash	84,404,182	80,189,113
Accounts receivable	9,168,019	4,680,991
Other receivables	1,574,888	1,439,251
Prepaid expenses and other current assets	2,582,481	1,699,808
Total current assets	104,129,430	97,717,401

Fixed assets, net	1,191,840	1,255,292
Intangible assets, net	6,533,054	5,656,722
Operating lease right-of-use asset	3,516,903	3,614,838

Total assets	$115,371,227	$108,244,253

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities
Accounts payable and accrued liabilities	$11,296,803	$8,088,660
Operating lease liability, current portion	366,856	361,408
Customer card funding	84,404,182	80,189,113
Total current liabilities	96,067,841	88,639,181

Operating lease liability, long term portion	3,217,995	3,311,777

Total liabilities	99,285,836	91,950,958

Commitments and contingencies (Note 8)	–	–

Stockholders' equity
Preferred stock, $0.001 par value; 25,000,000 shares authorized; none issued and outstanding	–	–
Common stock, $0.001 par value; 150,000,000 shares authorized; 52,768,382 and 52,650,382 issued, respectively	52,768	52,650
Additional paid-in capital	19,755,407	19,137,281
Treasury stock, at cost; 503,450 and 303,450 shares, respectively	(816,018)	(150,000)
Accumulated deficit	(2,906,766)	(2,746,636)
Total stockholders' equity	16,085,391	16,293,295

Total liabilities and stockholders' equity	$115,371,227	$108,244,253

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Paysign, Inc. Non-GAAP Measures

To supplement Paysign’s financial results presented on a GAAP basis, we use non-GAAP measures that exclude from net income (loss) the following cash and non-cash items: interest, taxes, depreciation and amortization and stock-based compensation. We believe these non-GAAP measures used by management to gauge the operating performance of the business help investors better evaluate our past financial performance and potential future results. Non-GAAP measures should not be considered in isolation or as a substitute for comparable GAAP accounting, and investors should read them in conjunction with the company’s financial statements prepared in accordance with GAAP. The non-GAAP measures we use may be different from, and not directly comparable to, similarly titled measures used by other companies.

“EBITDA” is defined as earnings before interest, taxes, depreciation and amortization expense. “Adjusted EBITDA” reflects the adjustment to EBITDA to exclude stock-based compensation charges.

Adjusted EBITDA is not intended to represent cash flows from operations, operating income (loss) or net income (loss) as defined by U.S. GAAP as indicators of operating performances. Management cautions that amounts presented in accordance with Paysign’s definition of Adjusted EBITDA may not be comparable to similar measures disclosed by other companies because not all companies calculate Adjusted EBITDA in the same manner.

Paysign, Inc.

Adjusted EBITDA (Unaudited)

	Three Months Ended March 31,
	2023	2022
Reconciliation of EBITDA and Adjusted EBITDA to net loss:
Net loss	$(160,130)	$(309,395)
Income tax provision	1,530	1897
Interest income, net	(584,197)	(14,336)
Depreciation and amortization	845,016	679,171
EBITDA	102,219	357,337
Stock-based compensation	618,244	569,502
Adjusted EBITDA	$720,463	$926,839

Adjusted EBITDA per share
Basic	$0.01	$0.02
Diluted	$0.01	$0.02

Weighted average common shares
Basic	52,403,454	51,818,676
Diluted	54,767,787	52,521,876

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